Exhibit 99.1

Material Handling - Easily and Safely	News Release
140 John James Audobon Parkway Amherst, NY 14228

Contact:
Gregory P. Rustowicz
Vice President - Finance and Chief Financial Officer
Columbus McKinnon Corporation
716-689-5442
greg.rustowicz@cmworks.com

Investor Relations: Deborah K. Pawlowski
Kei Advisors LLC
716-843-3908
dpawlowski@keiadvisors.com

Immediate Release

Columbus McKinnon Operating Income More than Doubles on
13.3% Increase in Sales for Fiscal 2012 Second Quarter

•	Sales grew across all geographic regions with continued expansion in Emerging Markets; Non-U.S. revenue increased 22.7%; U.S. revenue increased 6.1%

•	Operating income increased 137.5% to $12.3 million, expanding operating margin to 8.2%

•	Operating leverage at 40.6% in quarter

•	Diluted earnings per share of $0.34 more than tripled from $0.10 in prior year period

•	$78.7 million in cash, sufficient available credit lines and net debt to total capitalization of 30.6% provide financial flexibility for acquisition strategy

AMHERST, NY, October 28, 2011 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2012 second quarter that ended on September 30, 2011.

Effective Strategy to Expand Outside U.S. Markets Drives Growth

Net sales for the second quarter of fiscal 2012 were $149.9 million, up $17.6 million, or 13.3%, from the prior-year period based on strength across all geographic markets.  Sales outside of the U.S. expanded 22.7% to $70.1 million and comprised 47% of total net sales, compared with $57.1 million, or 43% of total sales, in the second quarter of fiscal 2011.  Compared with the year-ago quarter, changes in foreign currency translation favorably impacted fiscal 2012 second quarter sales by

$5.4 million, or 4.1%.

Timothy T. Tevens, President and Chief Executive Officer, commented, “We continue to see solid growth in all markets with excellent expansion in the Latin American countries and Asia, specifically China, as well as strengthening in the U.S. markets.  Our growth in the European markets continues, albeit at a somewhat slower pace.  Our strategy to expand our international presence in Asia, Latin America and Eastern Europe, while targeting end markets in the U.S., has been a key driver to our double digit growth in the last four quarters.  As we continue to execute on our growth strategy, we expect that sales outside the U.S. market will grow faster than the U.S. and beyond our stated goal of achieving 50% of our sales outside the U.S.  We believe our strong, worldwide brand, expanding line of high quality products and growing distribution network in these targeted markets gives us a continued competitive advantage against regional, national and global competitors.”

Columbus McKinnon Operating Income More than Doubles on 13.3% Increase in Sales for Fiscal 2012 Second Quarter
October 28, 2011

The fluctuation in sales compared with fiscal 2011’s second quarter is summarized as follows, in millions:

	Sales $ Change	Sales % Change
Increased volume	$8.9	6.7%
Pricing	3.3	2.5%
Foreign currency translation	5.4	4.1%
Total	$17.6	13.3%

Net income more than tripled to $6.7 million, or $0.34 per diluted share, in the fiscal 2012 second quarter over net income of $1.9 million, or $0.10 per diluted share, in the prior-year period.

Higher Sales and Operational Improvements Drive Margin Expansion in the Second Quarter

Gross profit increased to $39.2 million, or 26.2% of sales, for the fiscal 2012 second quarter from

$31.2 million, or 23.6% of sales, in fiscal 2011’s second quarter.  Higher gross profit and margin expansion reflect the impact of restructuring activities and the leverage gained on higher sales.  The Company’s forging operation continued to improve and had a slight negative impact on gross profit of approximately $0.4 million, or 27 basis points, in the quarter as compared with the prior year.

Selling expenses were $15.5 million and were relatively unchanged when compared with the second quarter of fiscal 2011. Foreign currency translation had a $0.7 million unfavorable impact on selling expenses in the quarter.  Nonetheless, as a percent of revenue, selling expenses were 10.3% compared with 11.7% in the same period last year.  Measured cost discipline helped to hold selling expenses flat despite revenue expansion.

General and administrative (G&A) expenses were $10.9 million in the second quarter of fiscal 2012, up 11.3%, or $1.1 million, from the previous fiscal year’s second quarter, reflecting investments in emerging markets and new product development.  Additionally, foreign currency translation had a $0.4 million unfavorable impact on G&A expenses in the quarter.  Nonetheless, G&A expenses were 7.3% of revenue for the second quarter of this year compared with 7.4% for last year’s second quarter.

Operating margin for the second quarter of fiscal 2012 was 8.2% compared with 3.9% in the prior year period.  Operating leverage was 40.6% (defined as the year-over-year change in operating income divided by the year-over-year change in sales).  Mr. Tevens commented, “Our operating margin has expanded measurably, even though our forging operations, which are approximately 8% of total sales, have slowed our progress.  This operation continues to improve, although at a slower pace than I had hoped.  We have improved lead times to customers and reduced complaints, rework, and past due backlog.  Most importantly, customers are indicating that confidence in our service level is returning to more normal levels.  This confidence is critical for a number of reasons, but most importantly, to regain our prominent position in the marketplace.”

Interest and debt expense was $3.6 million in the fiscal 2012 second quarter compared with

$3.4 million in the second quarter of fiscal 2011.

Columbus McKinnon Operating Income More than Doubles on 13.3% Increase in Sales for Fiscal 2012 Second Quarter
October 28, 2011

The effective tax rate for the 2012 second quarter was 31% as a result of the mix of income from non-U.S. jurisdictions and a notice of a tax assessment related to a prior period for one of our foreign subsidiaries.  Income tax expense for the three and six-month periods ended September 30, 2011 included approximately $0.9 million in past due taxes, interest, and penalties related to the assessment. As a result, the Company is raising its previous estimate for the fiscal 2012 effective tax rate from 20% to 25% to the range of 25% to 30%.  The rate continues to be lower than would typically be expected as a result of a U.S. deferred tax asset valuation allowance that was recorded in the third quarter of fiscal 2011.  Tax rates can vary based on the mix of income or loss by taxing jurisdiction, specifically U.S. and foreign as well as within the U.S., by state.

Strong balance sheet provides financial flexibility to support growth initiatives

Debt, net of cash, at September 30, 2011 was $75.0 million, or 30.6% of total capitalization, compared with $74.2 million, or 27.9% of total capitalization, at September 30, 2010. Gross debt at the end of this year’s second quarter was $153.7 million.  The Company also had $78.7 million of cash on hand as well as $68.7 million of availability on its $85 million line of credit, with nothing drawn and $16.3 million of outstanding letters of credit.

Cash provided by operations for the first six months of fiscal 2012 was $4.4 million compared with $7.9 million of cash used in the first half fiscal 2011.

Working capital as a percentage of sales decreased to 17.9% at the end of the second quarter of fiscal 2012, compared with 18.2% at the end of the second quarter of fiscal 2011.  The Company’s long term goal remains a 15% working capital to sales ratio.

Capital expenditures for the first half of fiscal 2012 were $7.2 million compared with $4.6 million in the prior-year period.  The Company anticipates capital spending will be approximately $13 million to

$15 million in fiscal 2012 with approximately $3 million to $4 million dedicated to its global ERP system initiative.  Other capital investments are focused on new product development, productivity enhancements, systems development and implementation, and maintenance.

First half fiscal 2012 review

Net sales for the first six months of fiscal 2012 were $289.6 million up 15.2% from the same period in the prior fiscal year. This represents a $38.2 million increase over sales in the first half of fiscal 2011.  Sales outside of the U.S. primarily drove the growth.  Non-U.S. sales increased by $24.4 million, or 22.0%, in the first half of fiscal 2012, representing 47% of total sales.

Gross profit margin was 25.9% in the first half of fiscal 2012 compared with 23.6% for the first half of fiscal 2011.  While gross profit was positively impacted by the results of the hoist consolidation by approximately $4.0 million, or 138 basis points, the forging operation negatively impacted gross profit in the first half of fiscal 2012 by $1.3 million, or 45 basis points.  In addition, gross profit was negatively impacted by a pension curtailment charge of $1.2 million, or 40 basis points.  In the first six months of fiscal 2011, restructuring-related expenses included in cost of goods sold were              $2.9 million, or 115 basis points.  In addition, the first half of fiscal 2011 was impacted by $2.9 million of pre-tax product liability claims.

Selling expenses increased $0.8 million, or 2.7%, compared with last year.  G&A expenses increased $2.8 million, or 14.2%, primarily due to investments in emerging markets and product development.  Unfavorable foreign currency translation was approximately $1.6 million and $0.9 million of the selling and G&A expense fluctuations, respectively.  As a percent of sales, selling and G&A expenses decreased to 18.6% during the fiscal 2012 first half compared with 20.0% in the same period the prior year.

Income from operations for the first half of fiscal 2012 was $19.5 million, or 6.7% of sales, compared with $6.3 million, or 2.5% of sales, in the first half of fiscal 2011.  The first half of fiscal 2011 included $1.8 million in restructuring charges compared with $0.4 million in this reported period.

Columbus McKinnon Operating Income More than Doubles on 13.3% Increase in Sales for Fiscal 2012 Second Quarter
October 28, 2011

Interest and debt expense in the first six months of fiscal 2012 was $7.1 million, which is greater than the $6.6 million in the fiscal 2011 six-month period due to higher average debt balances outstanding.  During the fourth quarter of fiscal 2011, the Company refinanced its senior subordinated debt, replacing $125 million of 8 7/8% notes due in 2013 with $150 million of 7.875% notes due in 2019, taking advantage of historically low interest rates to lock in a lower rate for an extended term.

Net income for the first half of fiscal 2012 was $9.5 million, or $0.48 per diluted share, compared with $1.1 million, or $0.06 per diluted share, during the first half of fiscal 2011.

Continued Growth through Fiscal 2012

Backlog was $107.0 million at September 30, 2011, compared with $85.4 million at

September 30, 2010.  Although the time to convert the majority of backlog to sales typically averages from one day to a few weeks, backlog can include project-type orders from customers that have defined deliveries that may extend out 12 to 24 months.  As of September 30, 2011, approximately $27.8 million of backlog was scheduled for shipment beyond December 31, 2011.

Both U.S. and Eurozone capacity utilization are leading market indicators for the Company.  U.S. industrial capacity utilization increased to 75.7% in September 2011, up from 72.4% in September 2010 and relatively stable compared with 74.9% in June 2011.  Eurozone capacity utilization has retreated slightly to 80.9% in the third calendar quarter of 2011, still improved over 77.4% in last year’s third quarter, but down from the high of 81.3% in the June ended quarter this year.

Mr. Tevens noted, “Despite the significant global uncertainty regarding the fate of economic growth, we have continued to see positive signs across our markets.  Although we do tend to lag a few quarters behind most industrial companies, our end user and distribution customer base have maintained a solid outlook.  However, since we do not expect robust expansion, as we move forward, we will have more challenging comparatives given the timing of the recovery. Yet, we are optimistic that as we gain market share globally and expand our presence in developing economies, we can continue to demonstrate positive sales and earnings growth.”

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure materials. Key products include hoists, cranes, actuators and lifting and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Teleconference/webcast

A teleconference and webcast have been scheduled for October 28, 2011 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy.  Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, asking to be placed in the "Columbus McKinnon Second Quarter Fiscal 2012 Conference Call," providing the password "Columbus McKinnon," and identifying conference leader "Tim Tevens" when asked.  The toll number for parties outside the United States and Canada is

1-210-234-7695.

The presentation slides that will be discussed and the webcast of the conference call will be accessible at Columbus McKinnon's website: http://www.cmworks.com/investors.

An audio recording of the call will be available two hours after its completion and until November 30, 2011 by dialing 1-866-433-1157 or the toll number for parties outside the United States and Canada, 1-203-369-0995. Alternatively, you may access an archive of the call on Columbus McKinnon's website at: http://www.cmworks.com/investors/NewsPresentations.aspx until November 30, 2011.  A transcript of the call will also be posted to the website once available.

Columbus McKinnon Operating Income More than Doubles on 13.3% Increase in Sales for Fiscal 2012 Second Quarter
October 28, 2011

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Columbus McKinnon Operating Income More than Doubles on 13.3% Increase in Sales for Fiscal 2012 Second Quarter
October 28, 2011

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)
	Three Months Ended
	September 30, 2011	September 30, 2010	Change

Net sales	$149,863	$132,312	13.3%
Cost of products sold	110,632	101,071	9.5%
Gross profit	39,231	31,241	25.6%
Gross profit margin	26.2%	23.6%
Selling expense	15,509	15,480	0.2%
General and administrative expense	10,899	9,795	11.3%
Restructuring charges	-	347	NM
Amortization	509	434	17.3%
Income from operations	12,314	5,185	137.5%
Operating margin	8.2%	3.9%
Interest and debt expense	3,557	3,371	5.5%
Investment income	(287)	(435)	-34.0%
Foreign currency exchange loss (gain)	200	(334)	NM
Other (income) and expense	(300)	(374)	-19.8%
Income from continuing operations before income tax expense	9,144	2,957	209.2%
Income tax expense	2,877	1,222	135.4%
Income from continuing operations	6,267	1,735	261.2%
Income from discontinued operations, net of tax	409	133	207.5%
Net income	$6,676	$1,868	257.4%

Average basic shares outstanding	19,274	19,052	1.2%
Basic income per share:
Continuing operations	$0.33	$0.09	266.7%
Discontinued operations	0.02	0.01	100.0%
Net income	$0.35	$0.10	250.0%

Average diluted shares outstanding	19,471	19,232	1.2%
Diluted income per share:
Continuing operations	$0.32	$0.09	255.6%
Discontinued operations	0.02	0.01	100.0%
Net income	$0.34	$0.10	240.0%

Columbus McKinnon Operating Income More than Doubles on 13.3% Increase in Sales for Fiscal 2012 Second Quarter
October 28, 2011

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)
	Six Months Ended
	September 30, 2011	September 30, 2010	Change

Net sales	$289,623	$251,399	15.2%
Cost of products sold	214,750	192,143	11.8%
Gross profit	74,873	59,256	26.4%
Gross profit margin	25.9%	23.6%
Selling expense	31,535	30,695	2.7%
General and administrative expense	22,351	19,580	14.2%
Restructuring charges	430	1,797	-76.1%
Amortization	1,030	863	19.4%
Income from operations	19,527	6,321	208.9%
Operating margin	6.7%	2.5%
Interest and debt expense	7,061	6,604	6.9%
Investment income	(549)	(703)	-21.9%
Foreign currency exchange loss (gain)	218	(338)	NM
Other (income) and expense	(481)	(639)	-24.7%
Income from continuing operations before income tax expense	13,278	1,397	850.5%
Income tax expense	4,232	384	1002.1%
Income from continuing operations	9,046	1,013	793.0%
Income from discontinued operations, net of tax	409	133	207.5%
Net income	$9,455	$1,146	725.0%

Average basic shares outstanding	19,224	19,034	1.0%
Basic income per share:
Continuing operations	$0.47	$0.05	840.0%
Discontinued operations	0.02	0.01	100.0%
Net income	$0.49	$0.06	716.7%

Average diluted shares outstanding	19,511	19,235	1.4%
Diluted income per share:
Continuing operations	$0.46	$0.05	820.0%
Discontinued operations	0.02	0.01	100.0%
Net income	$0.48	$0.06	700.0%

Columbus McKinnon Operating Income More than Doubles on 13.3% Increase in Sales for Fiscal 2012 Second Quarter
October 28, 2011

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED

(In thousands)
	September 30, 2011	March 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$78,746	$80,139
Trade accounts receivable	80,561	77,744
Inventories	95,315	90,031
Prepaid expenses and other	12,892	14,294
Total current assets	267,514	262,208

Net property, plant, and equipment	60,844	59,360
Goodwill	104,953	106,055
Other intangibles, net	16,269	18,089
Marketable securities	23,990	24,592
Deferred taxes	1,060	1,217
Other assets	7,113	7,351
Total assets	$481,743	$478,872

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$271	$473
Trade accounts payable	37,544	37,174
Accrued liabilities	50,776	56,502
Current portion of long-term debt	1,231	1,116
Total current liabilities	89,822	95,265

Senior debt, less current portion	4,200	4,949
Subordinated debt	148,004	147,867
Other non-current liabilities	69,552	68,645
Total liabilities	311,578	316,726

Shareholders’ equity:
Common stock	193	191
Additional paid-in capital	187,894	184,884
Retained earnings	8,383	(1,072)
ESOP debt guarantee	(1,190)	(1,407)
Accumulated other comprehensive loss	(25,115)	(20,450)
Total shareholders’ equity	170,165	162,146
Total liabilities and shareholders’ equity	$481,743	$478,872

Columbus McKinnon Operating Income More than Doubles on 13.3% Increase in Sales for Fiscal 2012 Second Quarter
October 28, 2011

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED

(In thousands)
	Six Months Ended
	September 30, 2011	September 30, 2010

Operating activities:
Net income	$9,455	$1,146
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Gain from discontinued operations	(409)	(133)
Depreciation and amortization	5,711	5,656
Deferred income taxes	261	(330)
Gain on sale of investments/real estate	(223)	(851)
Stock option expense	1,447	898
Amortization/write-off of deferred financing costs	192	139
Changes in operating assets and liabilities:
Trade accounts receivable	(3,421)	(5,636)
Inventories	(6,037)	(14,868)
Prepaid expenses	1,288	(3,611)
Other assets	143	151
Trade accounts payable	481	12,881
Accrued and non-current liabilities	(4,470)	(3,293)
Net cash provided by (used for) operating activities	4,418	(7,851)

Investing activities:
Proceeds from sale of marketable securities	3,978	6,136
Purchases of marketable securities	(3,538)	(1,013)
Capital expenditures	(7,225)	(4,566)
Proceeds from sale of property	-	1,182
Net cash (used for) provided by investing activities from continuing operations	(6,785)	1,739
Net cash provided by investing activities from discontinued operations	409	133
Net cash (used for) provided by investing activities	(6,376)	1,872

Financing activities:
Proceeds from stock options exercised	1,733	-
Net payments under revolving line-of-credit agreements	(202)	(199)
Repayment of debt	(459)	(465)
Other	217	224
Net cash provided by (used for) financing activities	1,289	(440)

Effect of exchange rate changes on cash	(724)	272

Net change in cash and cash equivalents	(1,393)	(6,147)
Cash and cash equivalents at beginning of year	80,139	63,968
Cash and cash equivalents at end of period	$78,746	$57,821

Columbus McKinnon Operating Income More than Doubles on 13.3% Increase in Sales for Fiscal 2012 Second Quarter
October 28, 2011

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	September 30, 2011		September 30, 2010		March 31, 2011

Backlog (in millions)	$107.0		$85.4		$89.4

Trade accounts receivable
days sales outstanding	48.9	days	52.5	days	49.1	days

Inventory turns per year
(based on cost of products sold)	4.6	turns	4.3	turns	4.7	turns
Days' inventory	79.3	days	84.9	days	77.1	days

Trade accounts payable
days payables outstanding	30.9	days	41.5	days	31.8	days

Working capital as a % of sales	17.9%		18.2%		16.9%

Debt to total capitalization percentage	47.5%		40.8%		48.8%
Debt, net of cash, to total capitalization	30.6%		27.9%		31.4%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY 12	63	64	58	65	250

FY11	63	64	59	64	250

-END-